Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES STRONG RESULTS

FOR FOURTH QUARTER AND YEAR-END

Full Year Revenue Increase of 15% -Net Income Growth of 47%

ST. PAUL, February 20, 2008 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ending December 31, 2007. For the year ended December 31, 2007, MEDTOX achieved record revenues, gross profit, gross margin and operating income:

•	Revenues for the year increased $10.5 million to $80.3 million, or 15%
•	Gross margin for the year increased to 45.3% from 44.4%
•	Operating margin for the year increased to 12.5% from 11.7%
•	Net income for the year increased $2.1 million to $6.7 million or 47%
•	Diluted EPS for the year increased $0.23 to $0.75 or 44%
•	Operating cash flow for the year increased 23% to $12.0 million

For the three-month period, revenues were $19,724,000, compared to $17,335,000 from the prior-year period. The Company recorded operating income of $1,886,000 for the three-month period, compared to $1,680,000 for the prior-year period. The Company recorded net income of $1,435,000 for the three-month period compared to $1,036,000 for the prior-year period. Earnings per diluted share increased 33% to $0.16, compared to $0.12 in the fourth quarter of 2006.

For the twelve month period, revenues were $80,285,000 compared to $69,804,000 for the prior-year period. The Company recorded operating income of $10,016,000 for the twelve-month period compared to $8,201,000 for the prior-year period. The Company recorded net income of $6,690,000 for 2007 compared to $4,548,000 for the prior-year period. Earnings per diluted share increased 44% to $0.75, compared to 2006 earnings per diluted share of $0.52.

Margins continue to improve, with gross margin increasing to 45.3% for the year compared to 44.4% for the prior year. Total operating expenses as a percentage of sales were 32.8% for the year, compared to 32.7% for the prior year. The Company’s balance sheet also continues to improve. At December 31, 2007, the revolving line of credit had no outstanding balance and continued repayment of long-term debt has reduced the balance from $2.1 million at December 31, 2006 to $1.0 million at December 31, 2007. Also, the Company made capital expenditures of $9.0 million during the year, financed from internally generated cash, up from $4.5 million in the prior year. Operating cash flows for the year were a record $12.0 million.

“The increase in capital expenditures year over year is largely attributable to acceleration in the development of our clinical laboratory capabilities. In addition to our recent entry into the clinical trials services market (CTS), the Company has identified a strategic opportunity, on a regional basis, to provide ‘full service’ clinical laboratory testing for physicians and patients,” said Richard J. Braun, Chief Executive Officer. “We now have the staffing, infrastructure and test menu to provide clinical laboratory testing to physicians and patients in the Upper Midwest initially focusing on Minnesota and western Wisconsin. Our entrance into this new market, which we estimate exceeds $200 million, increases growth and diversification opportunities for MEDTOX. We will provide more detail during our teleconference this morning.”

MEDTOX will hold a teleconference to discuss 2007 fourth quarter and year-end results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (888) 278-8475 ten minutes before the scheduled start time today. International callers may access the call by dialing (913) 312-0658. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through February 27 at (888) 203-1112, passcode # 4265415. International callers may access the replay at 719-457-0820 with the same passcode # 4265415.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2006 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

REVENUES:
Laboratory services	$ 14,811	$ 13,505	$ 61,310	$ 54,045
Product sales	4,913	3,830	18,975	15,759
	19,724	17,335	80,285	69,804

COST OF REVENUES:
Cost of services	9,300	8,382	36,731	32,746
Cost of sales	1,888	1,468	7,198	6,053
	11,188	9,850	43,929	38,799

GROSS PROFIT	8,536	7,485	36,356	31,005

OPERATING EXPENSES:
Selling, general and administrative	6,011	5,219	23,737	20,648
Research and development	639	586	2,603	2,156
	6,650	5,805	26,340	22,804

INCOME FROM OPERATIONS	1,886	1,680	10,016	8,201

OTHER EXPENSE:
Interest expense	(41)	(66)	(180)	(438)
Other expense, net	(247)	(139)	(527)	(568)
	(288)	(205)	(707)	(1,006)

INCOME BEFORE INCOME TAX	1,598	1,475	9,309	7,195

INCOME TAX EXPENSE	(163)	(439)	(2,619)	(2,647)

NET INCOME	$ 1,435	$ 1,036	$ 6,690	$ 4,548

BASIC EARNINGS PER COMMON SHARE	$ 0.17	$ 0.13	$ 0.80	$ 0.56

DILUTED EARNINGS PER COMMON SHARE	$ 0.16	$ 0.12	$ 0.75	$ 0.52

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,427,557	8,111,781	8,322,092	8,148,726
Diluted	9,007,520	8,864,173	8,907,320	8,802,470

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$ 2,220	$ 1,261
Accounts receivable, net	13,810	11,067
Inventories	3,910	3,538
Other current assets	2,943	2,841
Total current assets	22,883	18,707

Building, equipment and improvements, net	26,885	19,572

Other assets	20,181	21,595
Total assets	$ 69,949	$ 59,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 11,634	$ 8,892

Long-term debt	979	2,055

Other long-term liabilities	1,680	981

Long-term portion of capital leases	-	2

Stockholders’ equity	55,656	47,944
Total liabilities and stockholders’ equity	$ 69,949	$ 59,874

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